UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Silgan Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

Notice of Annual Meeting of Stockholders

To be Held on June 4, 2008

YOU ARE HEREBY NOTIFIED that the annual meeting of stockholders of Silgan Holdings Inc., or the Company, a Delaware corporation, will be held at the Courtyard by Marriott—Stamford Downtown, 275 Summer Street, Stamford, Connecticut 06901 at 9:00 a.m. on Wednesday, June 4, 2008, for the following purposes:

1.	To elect two directors of the Company to serve until the Company’s annual meeting of stockholders in 2011 and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The close of business on April 14, 2008 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the annual meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 25, 2008

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the annual meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the annual meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The annual meeting will be held to vote on the first two items listed above, tabulate the votes cast in respect of those items and report the results of the vote. No presentations or other business matters are planned for the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 4, 2008

This Proxy Statement and the Company’s Annual Report for 2007 are available at www.silganholdings.com/proxyandannualreport

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on June 4, 2008

To Stockholders of Silgan Holdings Inc.:

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc., or Silgan Holdings or the Company, for use at our annual meeting of stockholders, or the Meeting, to be held at the Courtyard by Marriott—Stamford Downtown, 275 Summer Street, Stamford, Connecticut 06901, on Wednesday, June 4, 2008, at 9:00 a.m., and at any postponements or adjournments of the Meeting. If you need directions to attend the Meeting and vote in person, you should contact the Company by telephone at (203) 975-7110. This Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about April 25, 2008.

Only holders of record of our Common Stock as of the close of business on April 14, 2008, the Record Date, will be entitled to notice of and to vote at the Meeting. As of the Record Date, we had 37,799,554 shares of our Common Stock outstanding. Each share of our Common Stock is entitled to one vote. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

All shares of our Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of our Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until our annual meeting of stockholders in 2011 and until their successors are duly elected and qualified and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We do not anticipate that any other matters will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of our Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of our Common Stock abstaining, and shares of our Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters, or Broker Shares, will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of our Common Stock, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal has received the requisite number of affirmative votes.

You may revoke your proxy at any time before it is exercised at the Meeting by: (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

In addition to solicitations by mail, some of our directors, officers and employees may solicit proxies for the Meeting personally or by telephone without extra remuneration. We will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The Company will bear the costs of soliciting proxies.

THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently composed of seven members, divided into three classes designated as Class I, Class II and Class III. We have two Class I Directors, two Class II Directors and three Class III Directors, with each class of directors serving staggered three-year terms. At each annual meeting of stockholders of the Company, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. Our remaining directors continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company one class of our directors will be elected, and each of our directors will be required to stand for election once every three years. At the Meeting, the term of office for our Class II Directors expires.

Our Class II Directors currently are Messrs. D. Greg Horrigan and John W. Alden. Pursuant to the Amended and Restated Stockholders Agreement dated as of November 6, 2001, or the Stockholders Agreement, among R. Philip Silver, D. Greg Horrigan and the Company, each of Messrs. Horrigan and Alden was nominated for re-election at the Meeting as Class II Directors of the Company, to serve until our annual meeting of stockholders in 2011 and until his successor has been duly elected and qualified. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreement” for a description of the material provisions of the Stockholders Agreement.

Each nominee for Class II Director of the Company has consented to be named in this Proxy Statement and to serve on our Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on our Board of Directors for any reason, the shares of our Common Stock represented by all properly executed proxies will be voted for such alternate individual as shall be nominated pursuant to the Stockholders Agreement.

We provide below certain information regarding each nominee for Class II Director of the Company and each Director of the Company whose term of office continues after the Meeting, including the individual’s age (as of December 31, 2007), principal occupation and business experience during at least the last five years, other directorships currently held and the year in which such individual was first elected a director of the Company.

Nominees for election as Directors (Class II)—term expiring 2011

D. Greg Horrigan, age 64, has been our Co-Chairman of the Board in a non-executive capacity since March 2006. Prior to that, Mr. Horrigan was our Co-Chief Executive Officer from March 1994 until March 2006. Mr. Horrigan was also our Co-Chairman of the Board in an executive capacity from August 2004 until March 2006 and, prior to that, our President. Mr. Horrigan is one of our co-founders and has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

John W. Alden, age 66, has been one of our Directors since November 2001. From 1965 until 2000, Mr. Alden was employed by United Parcel Service of America, Inc., or UPS, serving in various management positions. Until his retirement in 2000, Mr. Alden was Vice Chairman of UPS since 1996 and a director of UPS since 1988. Mr. Alden is also a director of Barnes Group Inc., The D & B Corporation and Arkansas Best Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS II) OF THE COMPANY.

Incumbent Directors (Class I)—term expiring 2010

R. Philip Silver, age 65, has been our Co-Chairman of the Board in a non-executive capacity since March 2006. Prior to that, Mr. Silver was our Co-Chief Executive Officer from March 1994 until March 2006. Mr. Silver was also our Co-Chairman of the Board in an executive capacity from August 2004 until March 2006 and, prior to that, our Chairman of the Board in an executive capacity. Mr. Silver is one of our co-founders and has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

William C. Jennings, age 68, has been one of our Directors since July 2003. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance and as Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings has provided independent consulting services to a number of companies, and he currently serves as a director of Axcelis Technologies, Inc.

Incumbent Directors (Class III)—term expiring 2009

Anthony J. Allott, age 43, has been one of our Directors since June 2006 and has been our Chief Executive Officer since March 2006 and our President since August 2004. Mr. Allott was also our Chief Operating Officer from May 2005 until March 2006. From May 2002 until August 2004, Mr. Allott was our Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, since July 1996. From July 1994 until July 1996, Mr. Allott was Vice President and Treasurer of AET. From 1992 until July 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.

Jeffrey C. Crowe, age 61, has been one of our Directors since May 1997. Mr. Crowe has been Chairman of the Board of Landstar System, Inc., or Landstar, since April 1991. Mr. Crowe was Chief Executive Officer of Landstar from April 1991 through June 2004 and President of Landstar from April 1991 through December 2001. Mr. Crowe was also Chairman of the Board of Landstar System Holdings, Inc., or LSHI, from March 1991 through June 2004 and Chief Executive Officer of LSHI from June 1989 through June 2004. Mr. Crowe has been a Director of the U.S. Chamber of Commerce since February 1998, serving as Vice Chairman from June 2002 until June 2003 and as Chairman from June 2003 to June 2004. Mr. Crowe also served as Chairman of the National Defense Transportation Association from October 1993 to July 2003. Mr. Crowe has been a Director of PSS World Medical, Inc. since March 2007, a Director of SunTrust Banks, Inc. since April 2004 and a Director of the National Chamber Foundation since November 1997.

Edward A. Lapekas, age 64, has been one of our Directors since October 2001. Mr. Lapekas has been Non-Executive Chairman of the Board of Tegrant Corporation since March 2007. Mr. Lapekas has also been a Director of Pliant Corporation since June 2006. Mr. Lapekas was Non-Executive Chairman of the Board of Pliant Corporation from October 2003 until June 2006 and interim Chief Executive Officer of Pliant Corporation from August 2003 until October 2003. Mr. Lapekas was Chairman of the Board and Chief Executive Officer of Nexpak Corporation from November 2002 until March 2003. From October 2000 until June 2001, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce packaging venture. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company where he served in various strategy, planning, operating and marketing capacities.

Messrs. Horrigan and Alden were elected as Directors of the Company at our annual meeting of stockholders in 2005. Messrs. Crowe and Lapekas were elected as Directors of the Company at our annual meeting of stockholders in 2006. Messrs. Silver and Jennings were elected as Directors of the Company at our annual meeting of stockholders in 2007. Following the approval by the stockholders of the Company at our annual meeting of stockholders in 2006 of the Amended and Restated Certificate of Incorporation of the Company, which, among other things, increased the size of the Company’s Board of Directors from six directors to seven directors, Mr. Allott was elected as a Director of the Company in June 2006 by the unanimous vote of the other Directors pursuant to the Company’s Amended and Restated Certificate of Incorporation to fill the Class III Director vacancy created by such increase.

Each of John W. Alden, Jeffrey C. Crowe, William C. Jennings and Edward A. Lapekas is an “independent director,” as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market. The independent directors held four meetings during 2007 following regularly scheduled quarterly meetings of the Board of Directors, without the presence of management or any inside directors.

Our Board of Directors met four times and acted by written consent five times during 2007. Each of our Directors attended more than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2007 during which he was a Director and (2) the total number of meetings held in 2007 by all committees of the Board of Directors on which he served during which he was a Director.

The Company does not have a policy with regard to director attendance at annual meetings of stockholders. Two of our directors attended last year’s annual meeting of stockholders.

Committees of the Board of Directors

Our Board of Directors has two standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

1. Audit Committee. The Audit Committee has the responsibility of overseeing the Company’s financial reporting process on behalf of our Board of Directors. The functions performed by the Audit Committee are described in the section of this Proxy Statement titled “Report of the Audit Committee.” During 2007, the Audit Committee held nine meetings and acted by written consent two times. The Audit Committee consists of Messrs. Jennings, Alden, Crowe and Lapekas, each of whom our Board of Directors has determined is independent as required by the written charter of the Audit Committee and the applicable listing standards of the Nasdaq Stock Market. All of our “independent directors” are members of the Audit Committee. Mr. Jennings is the Chairperson of the Audit Committee. The Board of Directors has determined that Mr. Jennings meets the criteria of an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, or the SEC. Mr. Jennings’ extensive background and experience includes leading the risk management and internal control consulting practice of PricewaterhouseCoopers LLP, serving as senior audit partner at Coopers & Lybrand and serving as Chief Financial Officer of Bankers Trust Company.

2. Compensation Committee. The Board of Directors of the Company established the Compensation Committee and conferred upon it through resolutions the responsibility of reviewing and approving matters relating to the compensation of all executive officers of the Company. The Compensation Committee does not have a charter. Pursuant to the terms of the Silgan Holdings Inc. 2004 Stock Incentive Plan, or the 2004 Stock Incentive Plan, the Compensation Committee also is responsible for administering the 2004 Stock Incentive Plan, making awards and grants under the 2004 Stock Incentive Plan to officers and other key employees of the Company and its subsidiaries and setting performance goals and confirming performance levels in respect of performance awards made under the 2004 Stock Incentive Plan. Historically, the Compensation Committee in its discretion has periodically consulted with outside consultants (such as Frederic W. Cook & Co., Inc.) for certain matters regarding director and executive officer compensation, including in setting up the 2004 Stock Incentive Plan. The Compensation Committee held three meetings and acted by written consent once during 2007. The Compensation Committee consists of Messrs. Crowe, Alden, Jennings and Lapekas, each of whom is an “independent director” under the applicable listing standards of the Nasdaq Stock Market. All of our

“independent directors” are members of the Compensation Committee. Mr. Crowe is the Chairperson of the Compensation Committee.

In November 2001, the Company and Messrs. Silver and Horrigan, our Co-Chairmen of the Board, entered into the Stockholders Agreement. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreement” for a description of the material terms of the Stockholders Agreement. Under the Stockholders Agreement, Messrs. Silver and Horrigan have the contractual right to nominate for election all directors of the Company so long as Messrs. Silver and Horrigan beneficially own an aggregate of at least 7,153,090 shares of our Common Stock (as adjusted for the stock split effected on September 15, 2005). As of the date of this Proxy Statement, Messrs. Silver and Horrigan beneficially own an aggregate of 12,263,634 shares (or approximately 32.4%) of our Common Stock. In the very unlikely event that either of Messrs. Silver or Horrigan notifies our Board of Directors that they cannot agree on an individual for any nominee for director or if at least 45 days prior to our annual meeting of stockholders they fail to nominate for election at such annual meeting the requisite number of individuals to stand for election, then our Board of Directors has the right to nominate for director the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or failed to nominate timely.

Accordingly, our Board of Directors does not have a nominating committee because the right to nominate all directors has been contractually granted to Messrs. Silver and Horrigan, and our Board of Directors deems it very unlikely at this time that they would have to nominate for election any director. As a result, the Company does not have a nominating committee charter, does not have a policy to consider director candidates recommended by stockholders and does not have a process for identifying or evaluating nominees for director. Both nominees for Class II Director of the Company to be elected at the Meeting were nominated by Messrs. Silver and Horrigan pursuant to the Stockholders Agreement.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has a formal process for security holders to send communications to it. Security holders may send written communications addressed to the Board of Directors or to any specified Director of the Company by mail to the Company’s office in Stamford, Connecticut. If the Company receives at its office in Stamford, Connecticut any such written communications, the Company will forward such written communications directly to all members of the Board of Directors or to such specified Director of the Company, as the case may be.

COMPENSATION OF DIRECTORS

Each of Messrs. Silver and Horrigan, our non-executive Co-Chairmen of the Board, are paid an annual retainer fee of $100,000 for their service on our Board of Directors, plus reimbursement for business related travel and other reasonable out-of-pocket expenses. Additionally, the Company maintains an office for each of Messrs. Silver and Horrigan at its offices in Stamford, Connecticut and provides them with access to a shared assistant. Each of Messrs. Alden, Crowe, Jennings and Lapekas, none of whom are officers or employees of the Company or any of its affiliates, are paid an annual retainer fee of $36,000 for their service on our Board of Directors and a fee of $2,000 for each meeting of our Board of Directors or committee thereof that they attend, plus reimbursement for business related travel and other reasonable out-of-pocket expenses. Additionally, all Directors (including our Co-Chairmen of the Board) who do not receive compensation as officers or employees of the Company or any of our affiliates receive annual director awards, on the first business day after our annual meeting of stockholders, having an aggregate fair market value of $50,000 as of the date of grant. These awards are made in the form of restricted shares of our Common Stock or restricted stock units related to shares of our Common Stock, in the discretion of the Board of Directors, under the 2004 Stock Incentive Plan. Members of the Audit Committee of our Board of Directors are also paid an annual retainer fee of $12,000 for their service on the Audit Committee, and the chairpersons of each of the Audit and Compensation Committees of our Board of Directors are also paid an annual retainer fee of $10,000 for their service as chairperson of such committee.

Mr. Allott, who is an officer and an employee of the Company, does not receive any annual retainer or meeting fees or any director awards under the 2004 Stock Incentive Plan.

The following table provides information concerning the compensation of Directors of the Company for the fiscal year ended December 31, 2007.

Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total($)
R. Philip Silver(4)	$100,000	$51,003	$0	$0	$0	$ 735	$151,738

D. Greg Horrigan(4)	$100,000	$51,003	$0	$0	$0	$ 735	$151,738

Anthony J. Allott	$0	$0	$0	$0	$0	$ 0	$ 0

John W. Alden(4)	$82,000	$51,003	$0	$0	$0	$ 735	$133,738

Jeffrey C. Crowe(4)	$92,000	$51,003	$0	$0	$0	$ 735	$143,738

William C. Jennings(4)	$92,000	$51,003	$0	$0	$0	$2,115	$145,118

Edward A. Lapekas(4)	$82,000	$51,003	$0	$0	$0	$2,115	$135,118

(1)	For each of Messrs. Silver and Horrigan, the amount in column (b) represents the amount paid to him in 2007 for his services as non-executive Co-Chairman of the Board. For each of Messrs. Alden, Crowe, Jennings and Lapekas, the amount in column (b) represents the amount paid to him in 2007 for his services as a Director and on committees of the Board of Directors as described above.

(2)

For each of Messrs. Silver, Horrigan, Alden, Crowe, Jennings and Lapekas, the amount in column (c) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R)

for 857 restricted stock units (representing the right to receive 857 shares of Common Stock upon vesting) granted on June 1, 2007 pursuant to and under the 2004 Stock Incentive Plan, which restricted stock units become fully vested on June 1, 2008, and 1,313 restricted stock units (representing the right to receive 1,313 shares of Common Stock upon vesting) granted on June 8, 2006 pursuant to and under the 2004 Stock Incentive Plan, which restricted stock units became fully vested on June 8, 2007. Assumptions used in the calculation of the amounts in column (c) are included in note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. Each year on the first business day following our annual meeting of stockholders our non-employee Directors are granted restricted stock or restricted stock units having a grant date fair value, calculated using the average of the high and low sales prices of a share of Common Stock on that day as quoted by the Nasdaq Global Select Market, of $50,000 in accordance with the 2004 Stock Incentive Plan.

(3)	For each of Messrs. Silver, Horrigan, Alden and Crowe, the amount in column (g) consists of dividend equivalents of $735 paid on unvested restricted stock units upon their vesting. For each of Messrs. Jennings and Lapekas, the amount in column (g) consists of dividend equivalents of $1,380 paid on restricted stock units that had vested but for which receipt of the underlying shares of Common Stock had been deferred and dividend equivalents of $735 paid on unvested restricted stock units upon their vesting.

(4)	The aggregate number of outstanding restricted stock units and stock options for each non-employee Director as of December 31, 2007 is as follows:

Mr. Silver—857 unvested restricted stock units

Mr. Horrigan—857 unvested restricted stock units

Mr. Alden—857 unvested restricted stock units and 6,000 vested stock options

Mr. Crowe—857 unvested restricted stock units and 6,000 vested stock options

Mr. Jennings—857 unvested restricted stock units and 2,813 vested but deferred restricted stock units

Mr. Lapekas—857 unvested restricted stock units, 2,813 vested but deferred restricted stock units and

                        6,000 vested stock options

EXECUTIVE OFFICERS

Our Board of Directors appoints the officers of the Company. The officers of our subsidiaries are appointed by the respective boards of directors of our subsidiaries. We provide below certain information concerning the executive officers of the Company, including each individual’s age (as of December 31, 2007). Information concerning Mr. Allott, our President and Chief Executive Officer, is set forth in the section of this Proxy Statement titled “Election of Directors.” There are no family relationships among any of the directors or executive officers of the Company.

Company Officers

James D. Beam, age 64, has been our Executive Vice President since October 2007. Prior to that, Mr. Beam was President of Silgan Containers Corporation, or Silgan Containers, our operating subsidiary through which we conduct our metal food container business, from July 1990 until October 2007. From September 1987 to July 1990, Mr. Beam was Vice President-Marketing & Sales of Silgan Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

Russell F. Gervais, age 64, has been our Executive Vice President since October 2007. Prior to that, Mr. Gervais was President of Silgan Plastics Corporation, or Silgan Plastics, our operating subsidiary through which we conduct our plastic container business, from December 1992 until October 2007. From September 1989 to December 1992, Mr. Gervais was Vice President-Sales & Marketing of Silgan Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

Adam J. Greenlee, age 34, has been our Executive Vice President, Operations since October 2007. From January 2006 until October 2007, Mr. Greenlee was President of Silgan White Cap Americas LLC, our operating subsidiary through which we conduct our vacuum closures operations in North and South America, and he was Executive Vice President of Silgan White Cap Americas LLC from March 2005 until January 2006. Prior to that, Mr. Greenlee was Vice President & General Manager of ATI Allegheny Rodney from January 2003 through February 2005 and its Director of Marketing from February 2001 until January 2003.

Robert B. Lewis, age 43, has been our Executive Vice President and Chief Financial Officer since August 2004. Previously, Mr. Lewis was Senior Vice President and Chief Financial Officer of Velocity Express Inc. from January 2004 until August 2004. From December 2000 until December 2003, Mr. Lewis held a series of senior executive positions at Moore Corporation Limited, initially as Executive Vice President and Chief Financial Officer and later as President of Business Communication Services, an operating division of Moore Corporation Limited. Prior to joining Moore Corporation Limited, Mr. Lewis served as Executive Vice President and Chief Financial Officer of Walter Industries, Inc. and World Color Press, Inc. and in various senior financial management roles at L.P. Thebault, a U.S. based commercial printer.

Glenn A. Paulson, age 64, has been our Executive Vice President since 2006. Previously, Mr. Paulson was our Senior Vice President, Corporate Development since May 2005. Prior to that, Mr. Paulson was a Vice President of the Company since January 1996. From August 1995 to December 1995, Mr. Paulson was employed by the Company to manage the transition of the Food Metal and Specialty Business of American National Can Company, or ANC. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

Frank W. Hogan, III, age 47, has been our Senior Vice President, General Counsel and Secretary since June 2002. From June 1997 until June 2002, Mr. Hogan was our Vice President, General Counsel and Secretary. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP). From April 1988 to September 1995, Mr. Hogan was an associate at that firm.

Anthony P. Andreacchi, age 44, has been our Vice President, Tax since July 2006. Prior to that, Mr. Andreacchi served as Director of Taxes—U.S. for Ingersoll-Rand Company since February 2003. Previously, Mr. Andreacchi held various positions in the tax department of Ingersoll-Rand Company since 1991, and served as International Tax Counsel of Xerox Corporation in 2002. He began his career as an associate at the law firm of Leboeuf, Lamb, Leiby & MacRae (now Dewey & Leboeuf, LLP) in 1987.

Malcolm E. Miller, age 40, has been our Vice President and Treasurer since October 2001. Previously, Mr. Miller was Assistant Vice President and Assistant Treasurer of Primedia Inc. from April 2000 until October 2001. Prior to that, Mr. Miller was employed by us from June 1997 until April 2000, last serving as Assistant Treasurer. From June 1995 until June 1997, Mr. Miller was employed by International Paper Company, last serving as a Senior Financial Analyst.

Kimberly I. Ulmer, age 40, has been our Vice President and Controller since March 2006. Previously, Ms. Ulmer was our Controller since September 2004. From May 2003 until September 2004, Ms. Ulmer was Controller, Accounting Policies and Compliance for General Electric Vendor Financial Services, a unit of General Electric Capital Corporation. Prior to that, Ms. Ulmer was employed by Quebecor World Inc. (formerly World Color Press, Inc.) from August 1997 until April 2003, last serving as Vice President, Assistant Controller.

Operating Company Officers

Thomas J. Snyder, age 41, has been President of Silgan Containers, our operating subsidiary through which we conduct our metal food container business, since October 2007. Prior to that, Mr. Snyder was Executive Vice President of Silgan Containers from July 2006 until October 2007 and Vice President—Sales & Marketing of Silgan Containers from July 2002 until July 2006. Mr. Snyder was Director of Sales of Silgan Containers from May 2000 until July 2002 and a National Account Manager for Silgan Containers from May 1993 until May 2000.

Alan H. Koblin, age 55, has been President of Silgan Plastics, our operating subsidiary through which we conduct our plastic container business, since October 2007. Mr. Koblin was Executive Vice President of Silgan Plastics from November 2003 until October 2007 and President of the consumer products business of Silgan Plastics from June 2005 until October 2007. Prior to that, Mr. Koblin served as Senior Vice President of Silgan Plastics from January 2000 until November 2003, Vice President, Sales & Marketing of Silgan Plastics from December 1994 until January 2000, and Director of Sales & Marketing of Silgan Plastics from 1992 through 1994. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

Peter Konieczny, age 42, has been President of Silgan White Cap, our global vacuum closures business, since October 2007. Previously, Mr. Konieczny was President of Silgan White Cap Europe/Asia from June 2006 until October 2007. Prior to that, Mr. Konieczny was President of Amcor White Cap from September 2004 until June 2006. From April 2000 through August 2004, Mr. Konieczny was Chief Executive Officer of Noell Crane Systems GmbH, and he was Chief Financial Officer of Noell Stahl und Maschinenbau GmbH from July 1996 through March 2000.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller in order to deter wrongdoing and to promote the conduct of the Company’s business in an honest, lawful and ethical manner. A copy of this Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

In November 2001, Messrs. Silver and Horrigan and the Company entered into the Stockholders Agreement. The Stockholders Agreement replaced in its entirety a previous stockholders agreement entered into among Messrs. Silver and Horrigan, the Company and the other parties thereto at the time of the initial public offering of shares of Common Stock of the Company on February 14, 1997.

Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement) has the right to nominate for election all directors of the Company until the Group holds less than one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997. The Group generally includes Messrs. Silver and Horrigan and their affiliates and related family transferees and estates. At least one of the Group’s nominees must be either Mr. Silver or Mr. Horrigan during the three year period covering the staggered terms of our three classes of directors. On February 14, 1997, the Group held 14,306,180 shares of our Common Stock in the aggregate (as adjusted for the stock split effected on September 15, 2005). Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our Board of Directors when the Group no longer holds at least one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997 but beneficially owns at least 5% of our Common Stock. The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan.

If either Mr. Silver or Mr. Horrigan notifies our Board of Directors that the Group cannot agree on an individual for any of its nominees under the Stockholders Agreement or if at least 45 days prior to our annual meeting of stockholders the Group fails to nominate for election at such annual meeting the requisite number of individuals to stand for election to our Board of Directors at such annual meeting, then our Board of Directors has the right to nominate for election to our Board of Directors the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or that the Group failed to nominate timely.

The provisions of the Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing our stockholders from receiving a premium for their shares of our Common Stock in any proposed acquisition of the Company.

Other

In 2007, Landstar provided transportation services to our subsidiaries. We expect that Landstar will continue to provide transportation services to our subsidiaries in 2008. We believe that these transportation services were provided on terms no less favorable to us than provided generally to Landstar’s other customers. We paid Landstar approximately $0.7 million in 2007 for such transportation services, which amount represented approximately 0.03% of Landstar’s revenues in 2007. Mr. Jeffrey C. Crowe, a Director of the Company, is the Chairman of the Board of Landstar.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, the Audit Committee of the Board of Directors of the Company must approve all transactions with related parties that are required to be disclosed under applicable securities rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2007, the Compensation Committee of our Board of Directors consisted of Messrs. Crowe, Alden, Jennings and Lapekas. During 2007, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation

Committee of our Board of Directors, (ii) a director of another entity, one of whose executive officers served on our Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors. As described in the section of this Proxy Statement titled “Certain Relationships and Related Transactions—Other,” Landstar, a company of which Mr. Crowe is Chairman of the Board, provided transportation services to our subsidiaries in 2007 and is expected to continue to provide transportation services to our subsidiaries in 2008, all on terms, we believe, no less favorable to us than provided generally to Landstar’s other customers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the table below, we provide information, as of the Record Date, with respect to the beneficial ownership of our Common Stock by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of our Common Stock and (iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned.

	Number of Shares of Common Stock Owned	Percentage Ownership of Common Stock(1)
R. Philip Silver(2)	6,711,822	17.76%
D. Greg Horrigan(3)	5,553,526	14.69%
John W. Alden(4)	17,452	*
Jeffrey C. Crowe(5)	15,452	*
William C. Jennings(6)	9,452	*
Edward A. Lapekas(7)	14,112	*
Anthony J. Allott(8)	314,742	*
Robert B. Lewis(9)	58,310	*
James D. Beam(10)	294,546	*
Frank W. Hogan, III(11)	17,742	*
Peter Konieczny(12)	1,542	*
All executive officers and directors as a group (19 persons)(13)	13,172,212	34.30%

(1)	An asterisk denotes beneficial ownership of 1% or less of our Common Stock.

(2)	Mr. Silver is a Director of the Company. The amount beneficially owned by Mr. Silver consists of 5,144,030 shares of our Common Stock owned directly by him over which he has sole voting and dispositive power, 1,258,539 shares of our Common Stock owned by the Robert Philip Silver 2002 GRAT Article III Trust for Benefit of Spouse and Descendants (of which Mr. Silver’s spouse is a co-trustee) over which Mr. Silver may be deemed to have shared voting and dispositive power, 308,396 shares of our Common Stock owned by the Silver Family Limited Partnership of which he is the sole general partner with sole voting and dispositive power, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date for which he has deferred receipt. The address for Mr. Silver is 4 Landmark Square, Stamford, Connecticut 06901.

(3)	Mr. Horrigan is a Director of the Company. The amount beneficially owned by Mr. Horrigan consists of 5,176,273 shares of our Common Stock owned directly by him and over which he has sole voting and dispositive power, 308,396 shares of our Common Stock owned by the Horrigan Family Limited Partnership of which he is the sole general partner with sole voting and dispositive power, 68,000 shares of our Common Stock owned by Futures Foundation of which he and his spouse are the trustees with shared voting and dispositive power, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date for which he has deferred receipt. The address for Mr. Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(4)	Mr. Alden is a Director of the Company. The number of shares of our Common Stock owned by Mr. Alden consists of 10,595 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan, or the Directors Plan, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date for which he has deferred receipt.

(5)	Mr. Crowe is a Director of the Company. The number of shares of our Common Stock owned by Mr. Crowe consists of 8,595 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

(6)	Mr. Jennings is a Director of the Company. The number of shares of our Common Stock owned by Mr. Jennings consists of 5,782 shares of our Common Stock owned by him, 2,813 shares of our Common Stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan for which he has deferred receipt, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date for which he has deferred receipt.

(7)	Mr. Lapekas is a Director of the Company. The number of shares of our Common Stock owned by Mr. Lapekas consists of 5,942 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan, 1,313 shares of our Common Stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan for which he has deferred receipt, and 857 shares of our Common Stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date for which he has deferred receipt.

(8)	Mr. Allott is a Director of the Company. The number of shares of our Common Stock owned by Mr. Allott consists of 14,742 shares of our Common Stock owned by him and 300,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Silgan Holdings Inc. 1989 Amended and Restated Stock Option Plan, or the 1989 Plan.

(9)	The number of shares of our Common Stock owned by Mr. Lewis consists of 34,310 shares of our Common Stock owned by him and 24,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the 2004 Stock Incentive Plan.

(10)	The number of shares of our Common Stock owned by Mr. Beam consists of 200,546 shares of our Common Stock owned by him and 94,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the 1989 Plan.

(11)	The number of shares of our Common Stock owned by Mr. Hogan consists of 3,946 shares of our Common Stock owned by him and 13,796 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the 1989 Plan.

(12)	The number of shares of our Common Stock owned by Mr. Konieczny consists of 1,542 shares of our Common Stock owned by him.

(13)	The number of shares of our Common Stock owned by all executive officers and directors of the Company as a group includes (i) 590,596 shares of our Common Stock that may be acquired through the exercise of vested stock options granted pursuant to the 1989 Plan, the Directors Plan and the 2004 Stock Incentive Plan and (ii) 9,268 shares of our Common Stock that are issuable related to (a) vested restricted stock units granted pursuant to the 2004 Stock Incentive Plan for which receipt has been deferred and (b) restricted stock units granted pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

EQUITY COMPENSATION PLAN INFORMATION

In the table below, we provide information about equity securities of the Company authorized for issuance under all of the Company’s equity compensation plans. The information is as of December 31, 2007.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,046,244(3)	$14.46	957,144(4)
Equity compensation plans not approved by security holders	—	—	—

Total	1,046,244	$14.46	957,144

(1)	This column contains information regarding options to purchase our Common Stock and restricted stock units that represent the right to receive our Common Stock only. We do not have any warrants or other rights outstanding.

(2)	This column contains the weighted average exercise price for all options outstanding under the 1989 Plan, the Directors Plan and the 2004 Stock Incentive Plan. Our outstanding restricted stock units do not have any exercise price.

(3)	This amount includes options to purchase 678,156 shares of our Common Stock granted under the 1989 Plan, options to purchase 18,000 shares of our Common Stock granted under the Directors Plan, options to purchase 40,000 shares of our Common Stock granted under the 2004 Stock Incentive Plan and restricted stock units that represent the right to receive 310,088 shares of our Common Stock granted under the 2004 Stock Incentive Plan.

(4)	This amount consists of awards related to shares of our Common Stock available for future issuance under the 2004 Stock Incentive Plan. In accordance with the 2004 Stock Incentive Plan, each award of stock options reduces the number of shares of our Common Stock available for future issuance under the 2004 Stock Incentive Plan by the same number of shares of our Common Stock subject to the award, while each award of restricted stock or restricted stock units reduces the number of shares of our Common Stock available for future issuances under the 2004 Stock Incentive Plan by two shares for every one restricted stock or restricted stock unit awarded.

TOTAL STOCKHOLDERS RETURN PERFORMANCE

The line graph below compares the performance of our Common Stock for the five year period ended December 31, 2007 with the performance of the Dow Jones US Containers & Packaging Index and the Standard and Poor’s 500 Composite Stock Price Index, or the S&P 500 Index, for the same period. The line graph assumes in each case an initial investment of $100.00 on December 31, 2002 and that all dividends were reinvested. The Dow Jones US Containers & Packaging Index has been weighted on the basis of market capitalization.

Comparison Of Cumulative Total Return Among Silgan Holdings Inc.,

Dow Jones US Containers & Packaging Index and S&P 500 Index

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Silgan Holdings Inc.	$100.00	$172.20	$249.41	$299.33	$368.55	$441.23
Dow Jones US Containers & Packaging Index	100.00	119.07	142.46	141.56	158.68	169.35
S&P 500 Index	100.00	128.68	142.69	149.70	173.34	182.87

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Board of Directors of the Company has established a Compensation Committee and has empowered the Compensation Committee to review and approve matters relating to the compensation of all executive officers of the Company. The Board of Directors of the Company has also given the Compensation Committee responsibility for administering the 2004 Stock Incentive Plan of the Company (as well as the prior equity compensation plans of the Company under which stock options previously granted are still outstanding), making awards and grants under the 2004 Stock Incentive Plan to all officers and other key employees of the Company and its subsidiaries and setting performance goals and confirming performance levels in respect of performance awards made under the 2004 Stock Incentive Plan. The Compensation Committee may not delegate any responsibility or authority conferred upon it by the Board of Directors of the Company.

The Compensation Committee is comprised of four members, Messrs. Jeffrey C. Crowe, John W. Alden, William C. Jennings and Edward A. Lapekas. Mr. Crowe serves as the Chairperson of the Compensation Committee. All members of the Compensation Committee are “independent directors” as required under the applicable rules of the Nasdaq Stock Market.

Compensation Philosophy

The Compensation Committee strives to establish a compensation program for the executive officers of the Company that meets the following objectives:

1.	attracts and retains executive officers and provides fair compensation, taking into account responsibilities and the employment markets in which the Company and its subsidiaries compete;

2.	rewards executive officers for achieving the Company’s short-term business goals and long-term creation of shareholder value; and

3.	aligns the interests of the Company’s executive officers and stockholders.

The components of the compensation program for all executive officers of the Company are base salary, annual cash incentive bonus and equity-based compensation. In addition, all executive officers of the Company other than the Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and Executive Vice President, Operations, or EVP Operations, receive other benefits typically provided to officers (such as pension, 401(k) and other retirement benefits, medical benefits and life insurance benefits), and certain of these executive officers receive limited perquisites and other personal benefits.

Base Salary

The Compensation Committee endeavors to set base salaries for executive officers that enable the Company to attract and retain such officers and provide fair compensation taking into account relevant employment markets. The base salary for an individual executive officer is targeted at a competitive salary level for individuals with similar responsibilities at manufacturing companies of a similar size, including packaging related companies, and, as relevant, in the applicable geographic area.

Generally, each executive officer’s salary is reviewed on an annual basis by the Compensation Committee, and executive officer salaries may be adjusted based on: (i) a general increase in the cost of living; (ii) a change in the individual’s responsibilities over the preceding years; and (iii) changes in competitive pay levels. In making such determinations, for the CEO and the CFO, in addition to other information available, the Compensation Committee has generally reviewed publicly available salary and other compensation information from the following packaging related companies: AEP Industries Inc.; AptarGroup, Inc.; Avery Dennison Corporation; Ball Corporation; Bemis Company Inc.; Caraustar Industries, Inc.; Chesapeake Corporation; Crown Holdings, Inc.; Owens-Illinois, Inc.; Pactiv Corporation; PolyOne Corporation; Rock-Tenn Company; Sealed Air Corporation; and Sonoco Products Company. Additionally, for the CEO and the CFO the Compensation Committee has generally considered publicly available salary and other compensation information from the following other manufacturing companies: Cytec Industries Inc.; Graphic Packaging Corporation; Greif, Inc.; Olin Corporation; Packaging Corporation of America; and The Valspar Corporation. Although the Compensation Committee does not use benchmarking to determine any element of compensation, the Compensation Committee believes that it is important from time to time to review compensation information from other appropriate companies in order to confirm the competitiveness of the Company’s compensation program. For all other executive officers of the Company, the Compensation Committee reviews recommendations of the CEO of the Company and other information available to the Compensation Committee.

Annual Cash Bonuses under Incentive Programs

All executive officers of the Company are eligible to receive annual cash bonuses, which are provided to enable the Company to attract and retain such officers and provide fair compensation taking into account responsibilities and relevant employment markets. Additionally, the Compensation Committee uses annual cash bonuses for executive officers to reward them for achieving the Company’s financial and non-financial goals. Executive officers of the Company are eligible for an annual cash bonus based on a percentage of their annual base salary, and that percentage is determined generally based on the person’s responsibilities.

Annual cash bonuses are paid to Mr. Allott under the Company’s Senior Executive Performance Plan. Currently, Mr. Allott is the only person that is a participant in the Senior Executive Performance Plan. Pursuant to the Senior Executive Performance Plan, Mr. Allott could be eligible for an annual cash bonus of up to 200% of his annual base salary, with such maximum amount of Mr. Allott’s annual cash bonus being set annually by the Compensation Committee. For 2007 and 2008, the Compensation Committee evaluated competitive data and approved a maximum annual cash bonus for Mr. Allott of up to 100% of his annual base salary. In setting the maximum amount of the annual cash bonus for Mr. Allott, the Compensation Committee bases its determination on its objective of retaining Mr. Allott and providing him with fair overall annual cash compensation taking into account his responsibilities and relevant employment markets.

At the beginning of each year, the Compensation Committee establishes a performance goal and a performance goal target for the Company for that year pursuant to the Senior Executive Performance Plan. Following such year, the Compensation Committee confirms the extent to which the performance goal target for such year was met. If the performance goal target was met, then the participant under the Senior Executive Performance Plan would receive the maximum amount of his annual bonus for which he was eligible for that year. If the performance goal target was not met, then the participant would receive a pro rata amount of the maximum amount of his annual bonus for which he was eligible for that year. For 2007, the performance goal established by the Compensation Committee under the Senior Executive Performance Plan was the earnings before interest, taxes, depreciation and amortization (EBITDA) of the Company and the performance goal target for the maximum amount of the annual bonus was the achievement of the EBITDA level of the Company for 2006, with the manner for calculating the amount of Mr. Allott’s annual bonus based on the following formula:

X multiplied by the Company’s EBITDA for 2007; with X being equal to a percentage,

the numerator of which is the maximum amount of Mr. Allott’s annual bonus and the denominator of which is the Company’s EBITDA for 2006.

For 2008, the Compensation Committee set the performance goal for Mr. Allott under the Senior Executive Performance Plan as the EBITDA of the Company and the performance goal target for the maximum amount of his annual bonus as the achievement of the EBITDA level of the Company for 2007, with the manner for calculating the amount of his annual bonus being the same as in 2007. In setting the performance goal under the

Senior Executive Performance Plan, the Compensation Committee chose the EBITDA of the Company because it believes that it is an important and accepted measure of performance of the Company.

Annual cash bonuses are paid to Mr. Lewis and, since his appointment to EVP Operations, Mr. Greenlee pursuant to their respective employment agreements on the same basis that they are paid to Mr. Allott under the Senior Executive Performance Plan. Pursuant to their employment agreements, each of Messrs. Lewis and Greenlee is eligible for a maximum annual cash bonus of up to 30% of his annual base salary.

The Compensation Committee has established annual bonus programs applicable to Messrs. Allott, Lewis and Greenlee that are different from the annual bonus programs applicable to the other executive officers of the Company because Messrs. Allott, Lewis and Greenlee assist the Compensation Committee in establishing the annual bonus programs for the other executive officers of the Company, including setting financial and non-financial goals under such programs and determining whether goals were met under such programs. The Compensation Committee believes it is important that it receive an unbiased view from members of top management in establishing such programs, and believes that the best way to accomplish this objective is to not have those assessing such programs participate in them so that these individuals have no conflict of interest. Additionally, the objectives of the annual cash bonus programs for Messrs. Allott, Lewis and Greenlee are to retain such individuals and provide them with fair overall annual cash compensation taking into account relevant employment markets, and such programs are not meant primarily as an award for short-term financial performance. The Compensation Committee believes that it is best for the Company that Messrs. Allott, Lewis and Greenlee focus more on long-term creation of shareholder value rather than short-term goals. Accordingly, the Compensation Committee establishes a performance goal target with respect to annual bonuses payable to Messrs. Allott, Lewis and Greenlee that, although not certain, should be attainable.

Annual cash bonuses are paid to participants in the incentive programs of the Company’s business segments based upon the achievement of certain financial goals and, in most years, certain non-financial goals. Participants in those programs, including those deemed to be executive officers of the Company, are viewed on a team basis for purposes of annual cash bonuses and establishing financial and non-financial goals for each business segment.

The financial goals for each business segment for a given year are established at the beginning of such year by the CEO, CFO and EVP Operations, or the Holdings Executives, subject to approval of the Compensation Committee. Budgeted earnings before interest and taxes (EBIT) of each business segment are used as the financial goal for such business segment. For 2007 and 2008, the budgeted EBIT for each business segment was set at an amount that reflected an improvement from the prior year’s EBIT for such business segment. Based on the recommendations of the Holdings Executives, the Compensation Committee determines the portion of annual cash bonuses that would be payable to managers of the business segments of the Company based on the financial goal. The Compensation Committee generally believes that at least a majority of the annual cash bonuses payable to managers of the Company’s business segments should be based on a financial goal. For 2007, 70%, 100%, 80% and 60% of the annual cash bonuses for managers of our metal food container business, plastic container business, domestic closures operations and international closures operations, respectively, was payable based on the financial goal. For 2008, 70%, 100%, 80% and 60% of the annual cash bonuses for managers of our metal food containers business, plastic container business, domestic closures operations and international closures operations, respectively, are payable based on the financial goal.

Non-financial goals for each business segment for a given year are established at the beginning of the year by the Holdings Executives in conjunction with the managers of such business segment, subject to approval of the Compensation Committee. Such non-financial goals are generally items that both the Holdings Executives and the managers of the particular business segment desire additional attention during the year. For 2007, the non-financial goals for our metal food container business were management development, market leadership, operating leadership, working capital management, selling, general and administrative cost management and financial reporting and controls and the non-financial goals for our closures segment were market leadership, operating leadership, working capital management, selling, general and administrative cost management and financial reporting and controls for the domestic closures operations and market leadership, establishment of a new sales office in a developing market, implementation of cost reduction programs, quality and implementation of a plastic closures strategy for the international closures operations. For 2008, the non-financial goals for each of the metal food container business and the domestic and international closures operations of the closures business are management development, market leadership, operational leadership, working capital management, selling, general and administrative cost management and financial reporting and controls. For 2008, the incentive program for our plastic container business is based entirely on the financial goal, as it was for 2007.

For 2007, managers of the Company’s business segments were eligible for an annual target bonus ranging from 20% to 40% of their annual salary if applicable goals were met, with such percentage for any particular person being largely based on such person’s responsibilities. For 2008, managers of the Company’s business segments are eligible for an annual target bonus ranging from 20% to 35% of their annual salary if applicable goals are met, with such percentage for any particular person being largely based on such person’s responsibilities. The amount of the bonus of each such manager is determined by a formula which calculates such bonus based on the percentage that the actual applicable financial level achieved represents of the applicable financial goal and, when applicable, based on whether non-financial goals were met, and such managers can receive up to two times their target bonus amount if financial and non-financial goals of the applicable business segment are far exceeded. Generally, however, the Compensation Committee is of the view that non-financial goals, by their nature, are extremely hard to attain at a level warranting two times payment of the amount of the target bonus applicable to such non-financial goals, and therefore realistically managers can expect to receive between 50 percent and 150 percent of the amount of their target bonus applicable to such non-financial goals.

The officers of Silgan Holdings, all of whom are executive officers of the Company, are also eligible to receive annual cash bonuses pursuant to an incentive program in which they participate (other than Messrs. Allott, Lewis and Greenlee). For 2007, Messrs. Beam and Gervais participated in the incentive programs for the metal food container business and plastic container business, respectively, since they were managers for such businesses. Bonuses under such program are calculated on the basis of a weighted average of the levels of bonuses paid under the incentive programs of the Company’s business segments, using each business segment’s percentage of the overall EBIT of the Company’s business segments as the basis for weighting. Such officers are eligible for an annual target bonus ranging from 30% to 40% of their annual salary, and they can receive up to two times their target bonus amount if the Company’s business segments far exceed their applicable financial and non-financial goals. Generally, however, the Compensation Committee is of the view that non-financial goals, by their nature, are extremely hard to attain at a level warranting two times payment of the amount of the target bonus applicable to such non-financial goals, and therefore realistically such officers can expect to receive between 50 percent and 150 percent of the amount of their target bonus applicable to such non-financial goals.

Equity Based Compensation

The Compensation Committee provides equity-based compensation to executive officers of the Company and its subsidiaries through awards under the 2004 Stock Incentive Plan that meet the Compensation Committee’s objectives of attracting and retaining officers and aligning the interests of officers with those of the stockholders of the Company. The purpose of the 2004 Stock Incentive Plan is to promote the long-term success of the Company and the creation of stockholder value by (i) encouraging the attraction and retention of directors and officers and other key employees and (ii) linking directors and officers and other key employees of the Company directly to stockholder interests through stock ownership and appreciation. Although the Company encourages stock ownership by its officers and directors, the Company does not have any requirements or guidelines for stock ownership by its officers and directors.

The Compensation Committee is responsible for administering the 2004 Stock Incentive Plan. The Compensation Committee determines recipients of awards under the 2004 Stock Incentive Plan, approves awards, sets the terms and conditions of awards and interprets and prescribes rules for administering the 2004

Stock Incentive Plan. The 2004 Stock Incentive Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

Since the adoption of the 2004 Stock Incentive Plan, the Compensation Committee has granted mostly restricted stock units and performance awards for restricted stock units. The Compensation Committee has determined to grant primarily restricted stock units and performance awards for restricted stock units under the 2004 Stock Incentive Plan because it believes that restricted stock units are more closely linked to ownership of stock as compared to stock options and stock appreciation rights, thereby aligning the interests of award recipients more closely with stockholders.

The Compensation Committee’s practice of granting restricted stock units and stock options under the 2004 Stock Incentive Plan is generally to make grants to newly hired individuals and to individuals who are promoted and to grant performance awards annually to current officers and other key employees, all as described below. In addition, the Compensation Committee may make awards under the 2004 Stock Incentive Plan to officers and other key employees of the Company and its subsidiaries at other times and for other purposes, consistent with the terms of the 2004 Stock Incentive Plan.

In order to attract new officers and other key employees, the Compensation Committee will make grants during the course of the year of restricted stock units to such new individuals, which generally will vest ratably over a five year period. In limited cases, the Compensation Committee may grant stock options to such new individuals, which generally will vest ratably over a four year period and have a term of seven years. The number of restricted stock units and stock options that are granted to an individual will be determined by the Compensation Committee generally on the basis of what it believes is necessary to hire such individual, taking into account the salary and bonus offered to such individual and the total nominal value of such restricted stock units and stock options. Additionally, the Compensation Committee may make grants of restricted stock units during the course of the year to officers who are promoted, largely on the basis of the nominal value of unvested restricted stock units and stock options of such individuals as compared to a targeted multiple of such individual’s new annual base salary. The primary purpose of all equity awards is retention of the individual, and, for the most part, these restricted stock units will vest ratably over a five year period. However, in 2006 the Compensation Committee granted a performance award for 100,000 restricted stock units to Mr. Allott upon his promotion to CEO which vest all at once five years from the date of grant. Typically, the Compensation Committee makes grants to newly hired individuals and persons who are promoted on only one business day during each fiscal quarter following the issuance by the Company of its quarterly earnings release. As a result, the practice of the Compensation Committee generally is to make grants on up to four dates during each year.

Additionally, in order to retain current officers and other key employees, the Compensation Committee annually reviews the nominal value of unvested restricted stock units and stock options of such persons. For each officer and other key employee of the Company, the Compensation Committee targets a multiple of such person’s annual base salary as the level of the nominal value of unvested restricted stock units and stock options for each such person. The multiple for each individual is determined on the basis of the individual’s anticipated long-term contribution to the Company. Within the first ninety days of each year, the Compensation Committee will fix and establish performance criteria for that year for potential grants of performance awards of restricted stock units in the following year. The minimum level of performance required to be attained for grants to be made in the following year is set by the Compensation Committee at a level that, although not certain, should be attainable because the primary purpose of these grants is retention. For the performance period that was the Company’s 2007 fiscal year, the Compensation Committee established the Company’s EBITDA as the performance criteria and the minimum level of performance by the Company for 2007 for grants to be made in 2008 as 75% of the Company’s EBITDA level in 2006. At the time the performance criteria is set for a particular year, the Compensation Committee approves a maximum number of restricted stock units that may be granted to each individual in the following year if the minimum level of performance is attained. Then, following the end of a particular year if the minimum level of performance for that year is attained, the Compensation Committee will review the nominal value of the unvested restricted stock units and stock options previously granted to an individual and compare this to the individual’s target multiple of salary. Generally, the Compensation Committee will then consider performance awards of restricted stock units to individuals whose aggregate unvested restricted stock units and stock options nominal value is less than their target multiple of salary so that the total nominal value of unvested restricted stock units and stock options approximates their target multiple of salary.

Beginning with grants made on March 1, 2006, restricted stock units granted under the 2004 Stock Incentive Plan carry with them the right to receive dividend equivalents in an amount equal to all cash dividends paid on one share of Common Stock of the Company for each restricted stock unit while such restricted stock unit is outstanding and until such restricted stock unit vests. Such dividend equivalents for a restricted stock unit are accrued as dividends, are paid on the Common Stock of the Company, and are paid to the individual upon the vesting of such restricted stock unit. The Compensation Committee added dividend equivalent rights to restricted stock units to further align the interests of officers and other key employees of the Company and its subsidiaries with those of the stockholders of the Company.

Retirement and Other Benefits

The Company also provides retirement and other benefits to most of its executive officers for purposes of retention. Such benefits include pension, 401(k), supplemental retirement, medical, disability and group life insurance benefits.

The Company does not provide retirement and other benefits to Messrs. Allott, Lewis and Greenlee, although they can make contributions to the 401(k) plan without any matching contributions by the Company and they can participate in the medical benefits provided they pay 100% of their premiums. This approach allows Messrs. Allott, Lewis and Greenlee to assist the Compensation Committee in an unbiased manner in its oversight and review of these benefits.

The other officers of the Company (other than Mr. Gervais) and the officers of Silgan Containers participate in (i) the Silgan Containers Corporation Pension Plan for Salaried Employees (a defined benefit plan intended to be qualified as a pension plan under Section 401(a) of the Internal Revenue Code of 1986, or the Code), (ii) the Silgan Containers Corporation Retirement Savings Plan , or the Containers Savings Plan (a 401(k) plan which individuals can elect to participate in and which provides for matching contributions and in the case of certain individuals includes a potential profit sharing contribution), (iii) the Silgan Containers Corporation Supplemental Executive Retirement Plan, or the Containers Supplemental Plan (a non-qualified defined contribution plan that provides for contributions on behalf of participating individuals that are intended to make up for benefits not payable under the pension and 401(k) plans because of limits imposed by the Code), and (iv) medical benefits and group life insurance benefits generally available to all salaried employees on the same basis as they are available to all other salaried employees. Benefits under the Silgan Containers pension plan are based on the participant’s average base pay (or salary) over the final three years of employment, with increases to salary following January 1, 2007 capped at 3% per year for purposes of the Silgan Containers pension plan. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $225,000 (to be indexed for inflation) on compensation taken into account for 2007. Benefits under the Silgan Containers pension plan are not subject to any deduction for social security or other offset amounts. The Silgan Containers pension plan was amended in 2006 to provide that salaried employees hired after 2006 are no longer eligible to participate in the Silgan Containers pension plan.

Officers of Silgan Plastics and Mr. Gervais participate in (i) the Silgan Plastics Corporation Pension Plan for Salaried Employees (a defined benefit plan intended to be qualified as a pension plan under Section 401(a) of the Code), (ii) the Silgan Plastics Corporation Compensation Investment Plan (a 401(k) plan which individuals can elect to participate in and which provides for matching contributions), (iii) the Silgan Plastics Corporation Supplemental Savings and Pension Plan, or the Plastics Supplemental Plan (a non-qualified defined contribution plan that provides for contributions on behalf of such individuals that are intended to make up for benefits not payable under the pension and 401(k) plans because of limits imposed by the Code), and (iv) medical benefits and group life insurance benefits generally available to all salaried employees on the same basis as they are available to all other salaried employees. Benefits under the Silgan Plastics pension plan are based on the participant’s average total cash compensation (salary and bonus) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a) (17) of the Code, which imposes the cap indicated above. Benefits under the Silgan Plastics pension plan are determined based on two methods. Under the first method, the Silgan Plastics pension plan provides for benefits based on a formula without any offset for social security. Most of Silgan Plastics’ officers are eligible participants under the Silgan Plastics pension plan based on this first method. Under the second method, benefits under the Silgan Plastics pension plan are based on one of three formulas, one of which provides for an offset for social security. The Silgan Plastics pension plan was amended in 2006 to provide that salaried employees hired after 2006 are no longer eligible to participate in the Silgan Plastics pension plan.

Mr. Konieczny, who is employed in Germany, does not participate in any pension, 401(k), supplemental retirement or other similar retirement plan of the Company or any of its subsidiaries. In place of any such retirement plan, in accordance with his employment agreement, Mr. Konieczny is provided with €12,000 each year during his employment, which amount is then grossed up to cover applicable taxes thereon and is meant for his retirement.

Perquisites and Other Personal Benefits

Generally, the Company does not provide its executive officers with any perquisites or other personal benefits. Messrs. Beam, Gervais and Koblin are reimbursed for country club dues at one country club so that they have an appropriate entertainment forum for customers. Messrs. Beam, Gervais and Koblin are also reimbursed country club fees to the extent incurred in connection with business related matters. As is more common for European companies, Mr. Konieczny is provided with use of a company car in accordance with the policies of the international closures operations for management level employees. The amount of compensation attributed to Mr. Konieczny for this perquisite for 2007 was $20,236. Mr. Konieczny is also paid an amount each year for school allowance to cover private school costs for an international school for his children, which amount is then grossed up to cover all applicable taxes thereon. This benefit is provided to Mr. Konieczny because the Company may relocate him and his family to the United States, and international schooling for his children should allow for a better transition for them to United States schools. The amount of compensation paid to Mr. Konieczny for this perquisite for 2007 was $49,003.

Employments Agreements

Mr. Allott, President and Chief Executive Officer of the Company, entered into an employment agreement with the Company in April 2004. Mr. Allott’s employment agreement provides for, among other things, a severance benefit if Mr. Allott is terminated by the Company without cause in an amount equal to the sum of (i) his then current annual salary plus (ii) his annual bonus, calculated at the then current maximum amount payable pursuant to the Senior Executive Performance Plan as previously approved by the Compensation Committee (for 2008, 100% of his then current salary).

Mr. Lewis, Executive Vice President and Chief Financial Officer of the Company, is entitled to a severance benefit, as provided in an employment letter from the Company dated June 30, 2004, if Mr. Lewis is terminated by the Company without cause in an amount equal to the sum of (i) his then current salary plus (ii) his annual bonus, calculated at 30% of his then current salary.

Mr. Beam, Executive Vice President of the Company, has entered into an employment agreement with Silgan Containers. The initial term of his employment agreement was three years from its effective date, and the term has been, and is expected to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Beam’s employment agreement provides for, among other things, a severance benefit equal to his then current base salary and benefits for a period of one year following termination if (i) Mr. Beam is terminated by Silgan Containers for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

Mr. Konieczny, President of Silgan White Cap, is a party to an employment agreement with Silgan White Cap Deutschland GmbH. Pursuant to such employment agreement, Mr. Konieczny’s employment may be terminated without cause only upon 12 months written notice at the end of each quarter, during which time Mr. Konieczny continues to receive his salary and bonus (pro rata for any applicable period).

Tax Deductibility

Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for “performance-based compensation” in excess of $1 million the material terms of which are disclosed to and approved by stockholders. The Company’s intention is to maximize the tax deductibility of its compensation programs. However, because the Company believes that the use of prudent judgment in determining compensation levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the section of this Proxy Statement titled “Compensation Discussion and Analysis” with management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement of the Company for its 2008 annual meeting of stockholders.

By the Compensation Committee of the Board of Directors:

Jeffrey C. Crowe

John W. Alden

William C. Jennings

Edward A. Lapekas

Summary Compensation Table

The table below summarizes the total compensation for the fiscal year ended December 31, 2007 paid to or earned by those individuals who served as Chief Executive Officer or Chief Financial Officer of the Company during 2007 and by the three most highly compensated executive officers of the Company for 2007 (other than those who served as CEO or CFO during 2007), collectively the Named Executive Officers.

(a)	(b)	(c)		(d)	(e)		(f)		(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Anthony J. Allott (President and Chief Executive Officer)	2007 2006	$ $	790,777 763,127	$0 $0	$ $	1,176,329 733,604	$ $	77,332 234,222	$790,777 $763,127	$ 0 $ 0	$ 0 $ 0	$ $	2,835,215 2,494,080

Robert B. Lewis (Executive Vice President and Chief Financial Officer)	2007 2006	$ $	441,881 417,887	$0 $0	$ $	234,621 234,621	$ $	54,493 86,419	$132,564 $125,366	$ 0 $ 0	$ 0 $ 0	$ $	863,559 864,293

James D. Beam (Executive Vice President)	2007 2006	$ $	565,192 548,730	$0 $0	$ $	0 0	$ $	17,550 42,363	$158,875 $157,458	$53,692 $48,393	$ 73,091 $201,020	$ $	868,400 997,964

Frank W. Hogan, III (Senior Vice President, General Counsel and Secretary)	2007 2006	$ $	341,630 284,690	$0 $0	$ $	81,139 65,133	$ $	26,487 26,969	$ 95,320 $128,495	$ 6,563 $ 9,295	$ 25,410 $ 17,005	$ $	576,549 531,587

Peter Konieczny(6) (President of Silgan White Cap)	2007 2006	$ $	317,411 166,067	$0 $0	$ $	113,584 4,979	$ $	0 0	$ 36,937 $ 60,026	$ 0 $ 0	$102,583 $ 56,235	$ $	570,515 287,307

(1)	Bonuses for 2007 and 2006 were paid under applicable incentive programs of the Company and its subsidiaries and are included in column (g).

(2)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, as applicable, in accordance with SFAS No. 123(R) of stock options and restricted stock units granted under the 1989 Plan and the 2004 Stock Incentive Plan, and thus may include amounts from awards granted in and prior to such years. Assumptions used in the calculation of these amounts are included in note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(3)	The amounts in column (g) consist of annual cash bonuses earned in such year and paid in the following year under applicable incentive programs of the Company and its subsidiaries.

(4)	The amounts in column (h) represent the actuarial increase in the present value of the Named Executive Officer’s benefits under the applicable pension plan. The Company does not provide above-market or preferential earnings on amounts of any Named Executive Officer under any non-qualified plan.

(5)

In the case of Mr. Beam, the amounts in column (i) include contributions by Silgan Containers for him in the amount of $37,369 for 2007 and $176,824 for 2006 to the grantor trust for the Containers Supplemental Plan and in the amount of $16,830 for 2007 and $18,040 for 2006 to the grantor trust for the Containers Savings Plan. In addition, the amounts in column (i) for Mr. Beam also include the dollar value of group term life insurance premiums paid on his behalf in the amount of $6,419 for 2007 and $6,156 for 2006 and country club dues and fees reimbursed to him in the amount of $12,473 for 2007. In the case of Mr. Hogan, the amounts in column (i) include contributions by the Company for him in the amount of $18,010 for 2007 and $10,302 for 2006 to the grantor trust for the Containers Supplemental Plan and in the amount of $6,750 for 2007 and $6,600 for 2006 to the grantor trust for the Containers Savings Plan. In addition, the amounts in column (i) for Mr. Hogan also include the dollar value of group term life insurance premiums paid on his behalf in the amount of $256 for 2007 and $103 for 2006 and the payment to him of $394 in 2007 for dividend equivalents in respect of restricted stock units that vested in 2007. In the case of Mr. Konieczny, the amounts in column (i) include payments to him in the aggregate amount of $31,680 for 2007 and $17,249 for 2006 in lieu of his participation in any retirement plan (grossed up for applicable taxes), payments made for him in the aggregate amount of $49,003 for 2007 and $28,066 for 2006 for school allowance for his children (grossed up for applicable taxes), amounts attributed to him of $20,236 for 2007 and $10,920 for 2006 for use of a company car and the payment to him of $1,664 in 2007 for dividend equivalents in respect of restricted stock units that vested in 2007.

(6)	Mr. Konieczny is employed in Germany and is paid in euros. In calculating the U.S. dollar equivalent of amounts paid to him in euros, for his salary and all other compensation amounts (other than dividend equivalents) which were paid over the course of the applicable period we used our average monthly exchange rate for such period, and for his non-equity incentive payment we used the exchange rate at the end of the month that such amount was paid. Stock awards and dividend equivalents were originally calculated in U.S. dollars. All amounts for 2006 begin with June 1, 2006, the date the Company acquired the European operations of the White Cap closures business with whom Mr. Konieczny was employed.

Grants of Plan Based Awards

The following table provides information concerning each grant of an award made to a Named Executive Officer in the fiscal year ended December 31, 2007 under any plan.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Award ($)(1)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Allott	03/01/2007	$0	$0	$0	0	0	0	20,000	0	$0	$975,700
Robert B. Lewis	—	$0	$0	$0	0	0	0	0	0	$0	$0
James D. Beam	—	$0	$0	$0	0	0	0	0	0	$0	$0
Frank W. Hogan, III	03/01/2007	$0	$0	$0	0	0	0	6,000	0	$0	$292,710
Peter Konieczny	—	$0	$0	$0	0	0	0	0	0	$0	$0

(1)	The grant date fair value reflected in column (l) is based on the average of the high and low sales prices for a share of our Common Stock on the applicable grant date as listed in column (b) as quoted by the Nasdaq Global Select Market.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not yet vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2007.

	Option Awards						Stock Awards
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony J. Allott	200,000 80,000 — —	— 20,000(2) — —	— — — —	$ $	19.00 10.13 — —	05/19/2012 02/27/2013 — —	— — 100,000(3) 20,000(4)	$ $	— — 5,194,000 1,038,800	— — — —	— — — —

Robert B. Lewis	24,000 —	16,000(5) —	— —		$23.475 —	08/16/2011 —	— 20,000(6)	$	— 1,038,800	— —	— —

James D. Beam	80,000 34,000	— —	— —	$ $	7.045 16.54	02/03/2010 11/06/2010	— —		— —	— —	— —

Frank W. Hogan, III	1,296 12,500 — —	— — — —	— — — —	$ $	21.1075 16.54 — —	05/02/2012 11/06/2010 — —	— — 3,280(7) 6,000(8)	$ $	— — 170,363 311,640	— — — —	— — — —

Peter Konieczny	—	—	—		—	—	10,400(9)		$540,176	—	—

(1)	The amount in column (h) is determined based on a price per share of $51.94, the closing sales price for a share of our Common Stock on the last business day of 2007 (December 31, 2007) as quoted by the Nasdaq Global Select Market System.

(2)	These options vested in full on February 28, 2008.

(3)	These restricted stock units vest in full on March 1, 2011.

(4)	These restricted stock units vest as follows: 4,000 on March 1, 2008; 4,000 on March 1, 2009; 4,000 on March 1, 2010; 4,000 on March 1, 2011; and 4,000 on March 1, 2012.

(5)	These options vest as follows: 8,000 on August 16, 2008 and 8,000 on August 16, 2009.

(6)	These restricted stock units vest as follows: 10,000 on August 16, 2008 and 10,000 on August 16, 2009.

(7)	These restricted stock units vest as follows: 820 on March 1, 2008; 820 on March 1, 2009; 820 on March 1, 2010; and 820 on March 1, 2011.

(8)	These restricted stock units vest as follows: 1,200 on March 1, 2008; 1,200 on March 1, 2009; 1,200 on March 1, 2010; 1,200 on March 1, 2011; and 1,200 on March 1, 2012.

(9)	These restricted stock units vest as follows: 2,600 on December 15, 2008; 2,600 on December 15, 2009; 2,600 on December 15, 2010; and 2,600 on December 15, 2011.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of restricted stock units during the fiscal year ended December 31, 2007 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Anthony J. Allott	0	$0	0	$ 0
Robert B. Lewis	0	$0	10,000	$490,300
James D. Beam	0	$0	0	$ 0
Frank W. Hogan, III	0	$0	820	$ 40,004
Peter Konieczny	0	$0	2,600	$139,113

(1)	The value realized represents the fair market value of the shares of our Common Stock issuable on the date of vesting. The fair market value was calculated based upon the average of the high and low sales prices for a share of our Common Stock as quoted by the Nasdaq Global Select Market on the applicable vesting date.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the applicable pension plan, the basic terms of which are generally described in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits” above.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Anthony J. Allott	—	—	—	—
Robert B. Lewis	—	—	—	—
James D. Beam	Silgan Containers Corporation Pension Plan for Salaried Employees	20	$589,359	$0
Frank W. Hogan, III	Silgan Containers Corporation Pension Plan for Salaried Employees	11	$ 79,770	$0
Peter Konieczny	—	—	—	—

(1)	The present value of accumulated benefits under the pension plan listed above was calculated as of December 31, 2007 using the following assumptions:

(i)	normal retirement at age 65;
(ii)	form of payment as a single life annuity;
(iii)	a discount rate of 6.50%;
(iv)	post-retirement mortality determined using PPA 2008 Male Annuitant Mortality; and
(v)	benefit values calculated without pre-retirement death, termination or disability decrements.

Non-Qualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified for each of the Named Executive Officers. Each of Messrs. Beam and Hogan participates in the Containers Supplemental Plan. You should read the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits” above for further information regarding these plans.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance in Last Fiscal Year($)
Anthony J. Allott	$ 0	$ 0	$ 0	$0	$ 0

Robert B. Lewis	$ 0	$ 0	$ 0	$0	$ 0

James D. Beam	$29,859	$37,369	$127,918	$0	$1,836,007

Frank W. Hogan, III	$14,226	$18,010	$ 15,219	$0	$ 260,688

Peter Konieczny	$ 0	$ 0	$ 0	$0	$ 0

(1)	The amount in column (b) for each of Messrs. Beam and Hogan represents contributions by him in 2007 to the Containers Supplemental Plan. These amounts are included in column (c) “Salary” for each individual in the Summary Compensation Table.

(2)	The amount in column (c) for Mr. Beam represents contributions for 2007 by Silgan Containers for him to the Containers Supplemental Plan. The amount in column (c) for Mr. Hogan represents contributions for 2007 by the Company for him in the Containers Supplemental Plan. These amounts are included in column (i) “All Other Compensation” for each individual in the Summary Compensation Table.

(3)	The amount in column (d) for each of Messrs. Beam and Hogan consists of the appreciation and earnings on such individual’s account under the Containers Supplemental Plan. Since these amounts do not constitute above-market earnings, none of these amounts are included in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

Potential Payments Upon Termination

In the event that a Named Executive Officer’s employment is terminated for any reason, such person is entitled to receive amounts earned through the date of termination, including salary, amounts contributed under the applicable 401(k) plan (including, to the extent applicable, contributions made by the Company or a subsidiary of the Company that are vested), unused vacation pay, and, in the case of Messrs. Beam and Hogan, accrued and vested benefits under and pursuant to the applicable pension plan and supplemental executive retirement plan. In addition, if such termination is not voluntary, such person is entitled to receive a pro rata amount of his bonus for the year in which such person is terminated.

Additionally, if such termination is not voluntary, a Named Executive Officer may exercise any stock options granted to him under the 1989 Stock Option Plan or the 2004 Stock Incentive Plan (but only if such involuntary termination was without cause) that had become exercisable as of the date of termination for a period up to 90 days after the date of termination, or in the event of death or disability, for a period of up to one year after the date of termination. Upon termination of employment for any reason, all stock options and restricted stock units of a Named Executive Officer that are unvested are forfeited except as described in the section below titled “Potential Payments Upon Change of Control”.

In addition to the foregoing, in the event that his employment is terminated without cause or, in the case of Mr. Beam, voluntarily due to a demotion, each of the Named Executive Officers is entitled to the following:

•

Mr. Allott is entitled to a lump sum severance benefit equal to his then current annual salary plus his annual bonus (calculated at then current maximum amount payable as previously approved by the Compensation Committee).

•	Mr. Lewis is entitled to a lump sum severance benefit equal to his then current annual salary plus his annual bonus calculated at 30% of his then current salary.

•

Mr. Beam is entitled to a severance benefit equal to his then current annual salary, payable over one year, and to receive medical benefits for a period of one year as provided to other employees of Silgan Containers.

•	Mr. Hogan is entitled to a lump sum severance benefit equal to his then current annual salary.

•	Mr. Konieczny is entitled to a severance benefit equal to his then current annual salary plus his annual target bonus, payable over 12 months.

The following table sets forth the potential payments to each Named Executive Officer if such officer had been terminated without cause on December 31, 2007. In the case of Mr. Beam, the amount set forth below for him would also have been payable to him if he had voluntarily terminated his employment on such date due to a demotion.

(a)	(b)	(c)
Name	Severance Payment($)(1)	Other Benefits($)(2)
Anthony J. Allott	$1,581,554	$ 0
Robert B. Lewis	$617,500	$ 0
James D. Beam	$565,192	$9,522
Frank W. Hogan, III	$341,630	$ 0
Peter Konieczny	$474,702	$ 0

(1)	The amounts in column (b) consist of salary at each person’s annual salary rate at the end of 2007 plus in the case of Messrs. Allott and Lewis bonus for 2007 at the maximum amount payable and in the case of Mr. Konieczny bonus at his annual target. For Mr. Konieczny, such amount in column (b) is the U.S. dollar equivalent of the amount payable to him in euros, calculated using the exchange rate in effect at our balance sheet date for 2007.

(2)	The amount in column (c) for Mr. Beam consists of the estimated cost of continued medical benefits for a period of 12 months.

Potential Payments Upon Change of Control

The Company does not have any agreement or other arrangement with any of the Named Executive Officers in the event of a change of control involving the Company, other than in respect of outstanding stock options and restricted stock units granted under the 1989 Stock Option and the 2004 Stock Incentive Plan. For stock options granted under the 1989 Stock Option Plan, upon a change of control involving the Company, the Compensation Committee, at its discretion, may declare all outstanding stock options vested on or prior to the date of such change of control, in which case all holders thereof would be entitled to exercise such stock options prior to or at the time of such change of control. For stock options and restricted stock units granted under the 2004 Stock Incentive Plan, upon a change of control all such stock options shall become exercisable and all such restricted stock units shall become vested unless the acquiring or surviving corporation assumes such stock options and/or restricted stock units. In such case, if the employment of a holder of any such assumed stock option or restricted stock unit, including a named executive officer, is terminated without cause within 24 months of such change of control, then all such assumed stock options of such holder shall become immediately exercisable and all such assumed restricted stock units of such holders shall become immediately vested.

Based upon a price per share of $51.94 (the closing sales price of a share of our Common Stock on December 31, 2007, the last business day of 2007) and the number of stock options and restricted stock units held by the Named Executive Officers that were unvested as of December 31, 2007 (information concerning such unvested stock options and restricted stock units is provided in the Outstanding Equity Awards at Fiscal Year-End Table), we estimate the value related to the immediate vesting of these unvested stock options and restricted stock units held by each of the Named Executive Officers upon a change of control involving the Company (assuming the Compensation Committee declared all outstanding stock options under the 1989 Plan vested and the acquiring or surviving corporation did not assume the outstanding stock options and restricted stock units under the 2004 Stock Incentive Plan) to be as follows:

(a)	(b)
Name	Value Related to Immediate Vesting of Unvested Stock Options and Restricted Stock Units($)
Anthony J. Allott	$7,069,000
Robert B. Lewis	$1,494,240
James D. Beam	$ 0
Frank W. Hogan, III	$ 482,003
Peter Konieczny	$ 540,176

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is governed by a written charter approved by the Company’s Board of Directors. In accordance with the written charter of the Audit Committee and applicable listing standards of the Nasdaq Stock Market, all members of the Audit Committee are independent. The Audit Committee held nine meetings during 2007.

The Audit Committee provides assistance to the Board of Directors of the Company in fulfilling its oversight responsibility relating to the Company’s consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit activities and compliance with legal and regulatory requirements relating to accounting and financial reporting matters and the annual independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. Management of the Company is responsible for the consolidated financial statements and reporting process of the Company, including maintaining effective internal control over financial reporting and assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the independent registered public accounting firm of the Company, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these audits and the financial reporting process of the Company.

In fulfilling its oversight responsibilities, the Audit Committee discussed with management, the Company’s internal auditors and the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audits. The Audit Committee met with the Company’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the Company’s audits, the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with management and the Company’s independent registered public accounting firm the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Additionally, the Audit Committee reviewed with management its report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also discussed with the Company’s independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board, and considered the compatibility of nonaudit services with such firm’s independence. Additionally, in assessing such firm’s independence, the Audit Committee reviewed the amount of fees paid to Ernst & Young LLP for audit and nonaudit services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm of the Company. Accordingly, the Audit Committee has approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Audit Committee has adopted a formal policy, consistent with its written charter, that requires its approval in advance for any audit, audit-related, tax and other services to be performed by the Company’s independent registered public accounting firm. Pursuant to its formal policy, the Audit Committee approved in advance all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm in 2007. This policy provides that the Audit Committee may delegate to any of its members the authority to approve in advance any audit and nonaudit services to be performed by the Company’s independent registered public accounting firm, and, in such case, requires such member to report any decisions to the Audit Committee at its next scheduled meeting.

By the Audit Committee of the Board of Directors:

William C. Jennings

John W. Alden

Jeffrey C. Crowe

Edward A. Lapekas

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors of the Company is requesting ratification of this appointment by the stockholders of the Company. It should be noted however that, even if this appointment is ratified by the stockholders of the Company, the Audit Committee in its discretion may replace the Company’s independent registered public accounting firm and appoint a new independent registered public accounting firm for the Company at any time during the year if they determine that such a change would be in the best interests of the Company.

A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services rendered by Ernst & Young LLP in 2007 and 2006 totaled $3.1 million and $2.7 million, respectively, in connection with the audit of the Company’s consolidated financial statements for such years, reviews of the Company’s unaudited financial statements included in its Quarterly Reports on Form 10-Q for such years and the audit of the effectiveness of the Company’s internal control over financial reporting for such years.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP in 2007 and 2006 totaled $0.2 million and $0.3 million, respectively. Services provided in 2007 and 2006 were in respect of due diligence related to our acquisition of Amcor Limited’s White Cap closures business and our acquisition of Cousins-Currie Limited, employee benefit plan audits and agreed upon procedures for certain contracts.

Tax Fees

Fees for tax services rendered by Ernst & Young LLP in each of 2007 and 2006 totaled $0.1 million. Such services consisted of tax compliance services and advice.

All Other Fees

In 2007 and 2006, Ernst & Young LLP did not render any other services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons holding more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. These directors, officers and ten percent stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of reports furnished to us and/or representations that no reports were required, we believe that all of our directors, officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 2007.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings consistent with the rules and regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement and the form of proxy for our annual meeting of stockholders in 2009 must be received by us at our principal executive offices not later than December 26, 2008. In accordance with the Exchange Act and the rules and regulations promulgated under the Exchange Act, proxies solicited by our Board of Directors will confer discretionary voting authority with respect to any proposal raised at our annual meeting of stockholders in 2009 as to which the proponent has not notified us by March 11, 2009. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors and management have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to in this Proxy Statement. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 25, 2008

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, CT 06901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan, as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value of $.01 per share, of Silgan Holdings Inc., or the Company, held of record by the undersigned on April 14, 2008 at an Annual Meeting of Stockholders of the Company to be held on June 4, 2008 or any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side.)

Address Change (Mark the corresponding box on the reverse side)

☒	Votes must be indicated (x) in Black or Blue ink.	Please mark, sign, date and return this proxy to the Company.	Please Mark Here For Address Change	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS (CLASS II)				2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR	AGAINST	ABSTAIN
	Nominees (each to serve until the Company’s Annual Meeting of Stockholders in 2011 and until their successors are duly elected and qualified):	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS*			☐	☐	☐
		☐	☐	☐

	01 D. Greg Horrigan and 02 John W. Alden				3.	To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Signature	Signature	Date

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.